                                                            Exhibit 99.3



                                 Exchange Agent Agreement



SunTrust Bank, Atlanta
58 Edgewood Avenue
Suite 400
Atlanta, Georgia 30303


Ladies and Gentlemen:

     Pediatric Services of America, Inc., a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $75,000,000 aggregate principal amount of its 10% Senior Subordinated Notes due 2008, Series A (the "New Notes") for up to $75,000,000 of its outstanding 10% Senior Subordinated Notes due 2008 (the "Old Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated on or about May ___, 1998 (the "Prospectus"), to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes."

     The Company hereby appoints SunTrust Bank, Atlanta to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to SunTrust Bank, Atlanta.

     The Exchange Offer is expected to be commenced by the Company on or about May ___, 1998. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Old Notes tendered in connection therewith and (ii) the book-entry transfer of the tendered Old Notes to the Exchange Agent's account.

     The Exchange Offer shall expire at 5:00 P.M., New York City time, on __________ ___, 1998 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right in its sole and absolute discretion to extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

     The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer" in the Prospectus have occurred or exist or have not been satisfied, and (iii) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. The Company will give oral (confirmed in writing) or written notice of any amendment, termination, or waiver under the Exchange Offer and of nonacceptance of Old Notes to you promptly after any amendment, termination, waiver or nonacceptance.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish an account with respect to the Old Notes at the Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into your account in accordance with DTC's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at DTC), any Notice of Guaranteed Delivery and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of any President, Senior Vice President, Chief Financial Officer or General Counsel of the Company or any person designated in writing by the Company (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

     5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer," and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this paragraph 5, Old Notes which any Designated Officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

     6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Old Notes.

     7.  You shall accept tenders:

          (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

          (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 in principal amount of New Notes for each $1,000 in Old Notes the corresponding series of Old Notes tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that, unless waived in writing by the Company, in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Notes only in a principal amount of $1,000 or any integral multiple of $1,000 in excess thereof. New notes may be tendered in whole or in part in a principal amount of $1,000, provided that if any holder tenders Old Notes for exchange in part, the principal amount of the untendered Old Notes must not be less than $__________.

     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

     10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given orally (and confirmed in writing) or in writing by the Company to you.

     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer" or otherwise, you shall promptly after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons or entities who deposited them.

     12. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates, (b) by registered mail insured separately for the replacement value of each of such certificates, or (c) by appropriate book-entry transfer.

     13. You are not authorized, and shall have no obligation, to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14.  As Exchange Agent hereunder you:

          (a) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Company;

          (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (c) shall not be obligated to take, suffer or omit any action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (d) may reasonably rely on and shall be protected in taking, suffering or omitting any action in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          (e) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (f) may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer of the Company;

          (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

          (h) shall not be called upon at any time to advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes;

          (i) shall not be liable or responsible for any recital or statement contained in the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery (as defined in the Prospectus) or any of the documents relating thereto, or for any failure of the Company to comply with any of its obligations relating to the Exchange Offer, including without limitation, obligations under any applicable securities laws; and

          (j) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from any holder of New Notes or Old Notes or any depository or for the actions of any other parties in connection therewith.

     15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Susan E. Dignan.

     16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Susan E. Dignan, General Counsel of the Company, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons designated by the Company upon oral request made from time to time on or prior to the Expiration Date of such other information as it or such person reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered and the aggregate principal amount of Old Notes accepted and deliver said list to the Trust promptly after the Expiration Date.

     17. Any Letters of Transmittal and Notices of Guaranteed Delivery which are received by the Exchange Agent shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company at the address set forth below for notices.

     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

     19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto and for the reimbursement of reasonable counsel fees (not to exceed $1,500), customary disbursements and reasonable out-of-pocket expenses actually incurred in the performance of your duties under this Agreement.

     20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time with your approval), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

     21. (a) The Company covenants and agrees to indemnify and hold you and your officers, directors, employees and agents (herein collectively, the "Indemnified Parties" or individually, an "Indemnified Party") harmless in your capacity as Exchange Agent hereunder against any loss, damage, liability, cost or expense, including without limitation reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim unless the Company shall be notified by an Indemnified Party, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim or of any other action which may be covered by this indemnification, promptly after receipt by such Indemnified Party of any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by an Indemnified Party so long as you consent to the Company's retention of counsel, which consent may not be unreasonably withheld; provided that the Company shall not be entitled to assume or continue the defense of any such action if the named parties to such action include both the Company and you and representation of both parties by the same legal counsel would, in the written opinion of counsel to such Indemnified Party, be inappropriate due to actual or potential conflicting interests between such Indemnified Party and the Company (a "Conflicting Interest"). It is understood that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for the Indemnified Parties. Except as set forth in this subparagraph (a), in the event that the Company shall assume the defense of any such suit, the Company shall not thereafter be liable for the fees and expenses of any counsel retained by you or any other Indemnified Party unless a Conflicting Interest arises.

          (b) Without the prior written consent of the Company (which consent shall not be unreasonably withheld), no Indemnified Party will settle, compromise or consent to the entry of any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Company or any of its officers, directors, employees, or controlling persons is an actual or potential party to such claim, action or proceeding). Without limiting the generality of the foregoing, it is understood and agreed that the Company may withhold such consent if such settlement, compromise or consent does not include an unconditional release of the Company and its officers, directors, employees and controlling persons from all liability arising out of such claim, action or proceeding.

     22. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of Georgia applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     23. On or before January 31, 1999, you will prepare and mail to each holder of the Notes, other than those who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations ("Foreign Holders"), a Form 1099-B reporting the distributions paid on the Notes as of the year in which such monies become available for payment, in accordance with Treasury Regulations. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service on or before February 28, 1999, in accordance with Treasury Regulations. If you have not received notice from a holder of the Notes that the holder's Taxpayer Identification Number ("TIN"), or if such TIN has not been certified as correct and relates to a post-1983 account, or if you have been notified by the Internal Revenue Service that the taxpayer identification number provided by the holder is incorrect, you shall deduct and withhold 31% backup withholding tax from any payment made to such holder (other than a Foreign Shareholder) pursuant to Internal Revenue Code Section 3406.

     24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

     If to the Company:

               Pediatric Services of America, Inc.
               310 Technology Parkway
               Norcross, Georgia 30092
               Telephone: (770) 441-1580
               Facsimile: (770) 248-8192
               Attention:  Susan E. Dignan

     If to the Exchange Agent:

               SunTrust Bank, Atlanta
               58 Edgewood Avenue, Suite 400
               Atlanta, Georgia 30303
               Telephone: (404) 588-8060
               Facsimile: (404) 332-3966
               Attention: David Kaye

     29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

     30.  This Agreement shall be binding and effective as of the date hereof.


     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


PEDIATRIC SERVICES OF AMERICA, INC.



By: _________________________
    Name:
    Title:

Accepted as the date
first above written:


SUNTRUST BANK, ATLANTA as Exchange Agent



By:__________________________
   Name:
   Title:

                                 SCHEDULE I

                                 FEES

For Services Rendered as Exchange Agent             $_________

                                       11